Exhibit 16.1

U.S Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

We have reviewed the China Education Alliance, Inc. Form 8-K dated December 19, 2007 and are in agreement with comments made in paragraph (a) of such filing.

We have no basis to agree or disagree with the statements made in paragraph (b) of such filing.

/s/ Murrell, Hall, McIntosh & Co. PLLP

Murrell, Hall, McIntosh & Co. PLLP
Oklahoma City, Oklahoma
December 19, 2007